EXCLUSIVE DISTRIBUTORSHIP AGREEMENT

THIS EXCLUSIVE DISTRIBUTORSHIP AGREEMENT ("Agreement") is deemed to have made and entered into on and as of June 11, 2007, between JOYTOTO TECHNOLOGIES, INC., a Nevada corporation having its principal office located at 3000 Scott Blvd, Suite #206, Santa Clara CA 95054 ("Joytoto Technologies"), and JOYTOTO CO., LTD., a corporation organized under Korean law, having its principle office located at 3FL, Sungwoo Bldg., 717-3 Sooseo-dong, Kangnam-gu, Seoul, Korea ("Joytoto Korea").

RECITALS

A. Joytoto Korea has designed, engineered, produced, applied for patent protection for and is presently manufacturing the first model of a proposed line of Products (as hereinafter defined).

B. Joytoto Korea desires to appoint Joytoto Technologies, and Joytoto Technologies desires to be appointed by Joytoto Technologies, to act as Joytoto Korea's exclusive distributor for the marketing, promotion and sales of the Products throughout the Territory (as defined herein), all on the terms and subject to the provisions set forth in this Agreement.

TERMS AND CONDITIONS

NOW, THEREFORE, Joytoto Technologies and Joytoto Korea hereby agree as follows:

1. Definitions. For the purposes of this Agreement, the following words and terms shall have the meanings set forth below:

1.1 Products. The term "Products" means the current model of the MP3 player manufactured by or for Joytoto Korea, specifically including without limitation any MP3 player sold by Joytoto Korea, the Insignia 2 GB and 4 GB models (it being understood that no rights related to the trademark "Insignia" are transferred hereunder), any future models of the MP3 player manufactured by or for Joytoto Korea and any improvements and/or modifications to the current and/or future models of the MP3 player manufactured by or for Joytoto Korea.

1.2 Territory. The term "Territory" means the entire world.

2. Grant of Exclusive Distributorship. In consideration of the execution and delivery of this Agreement and upon the terms and conditions set forth herein, Joytoto Korea hereby appoints Joytoto Technologies to serve as its exclusive distributor for the marketing, promotion and sale of the Products throughout the Territory during the term hereof; provided, however, that Joytoto Korea shall have the right to fulfill any currently pending purchase orders. Subject to the provisions of Section 8.1, Joytoto Korea agrees not to sell any Products within the Territory during the term hereof except through Joytoto Technologies and any inquiries received by Joytoto Korea relating to the sale of Products within the Territory during the term hereof shall promptly be referred to Joytoto Technologies. Notwithstanding the foregoing, Joytoto Korea shall have the right to complete any currently pending purchase orders.

3. Term and Termination.

3.1 Term. The term of this Agreement shall commence as of the date hereof and shall remain in full force and effect until terminated as hereinafter provided.

3.2 Termination. Notwithstanding the provisions of Section 3.1 hereof, this Agreement shall terminate only upon the written agreement by all parties to this Agreement.

3.3 No Release of Obligations upon Termination. The termination of this Agreement by either party shall not release the other party from its obligation to pay any sum that may be owing to the other party or from its obligation to perform any other duty or to discharge any other liability that has been incurred by such party prior to such termination. Subject to the foregoing, neither party shall be liable to the other party upon the termination of this Agreement for compensation or damage on account of the loss of current or prospective profits on sales or anticipated sales of the Products or expenditures, investment or commitments made in connection therewith or in connection with the establishment, development or maintenance of such party's business or goodwill for the Products.

4. Prices and Orders for Products.

4.1 Pricing. Joytoto Technologies shall determine, at its sole discretion, the prices to charge for the Products, the suppliers it shall use to manufacture the Products, and all other business decisions relating to the manufacture, distribution, advertising and sale of the Products. Joytoto Technologies shall confer with Joytoto Korea in determining prices.

4.2 Costs. All costs relating to product development, manufacturing improvements and other charges for or related to the Products shall be borne by Joytoto Technologies.

4.3 Currently Pending Purchase Orders: All currently pending purchase orders held by Joytoto Korea shall be completed by Joytoto Korea.

5. Payment for Agreement.

5.1 Payment Terms. Joytoto Technologies hereby agrees to pay to Joytoto Korea Thirty Million Shares of the common stock of Joyon Entertainment, Inc., a Delaware corporation, which is the parent company of Joytoto Technologies. No other payments are required under this Agreement.

6. Representations and Warranties of Joytoto Korea. Joytoto Korea represents and warrants to Joytoto Technologies as follows:

6.1 Organization and Authorization. Joytoto Korea is a corporation duly organized, validly existing and in good standing under the laws of the country of Korea. Joytoto Korea has the corporate power necessary to enter into and carry out its obligations under this Agreement. This Agreement has been duly authorized by Joytoto Korea and is a valid and binding obligation of Joytoto Korea, enforceable in accordance with its terms.

6.2 No Conflicts with Other Agreements. Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby violate or constitute a default under any other agreement or instrument to which Joytoto Korea is a party or by which any of its right, title and interest in and to the Products may be affected.

7. Representations and Warranties of Joytoto Technologies. Joytoto Technologies represents and warrants to Joytoto Korea as follows:

7.1 Organization and Authorization. Joytoto Technologies is a corporation duly organized, validly existing and in good standing under the laws of Nevada. Joytoto Technologies has the corporate power to enter into and carry out its obligations under this Agreement. This Agreement has been duly authorized by Joytoto Technologies and is a valid and binding obligation of Joytoto Technologies.

7.2 No Conflicts with Other Agreements. Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby violate or constitute a default under any other agreement or instrument to which Joytoto Technologies is a party or by which its business or assets may be affected.

8. Joytoto Korea's Other Undertakings.

8.1 Assurance of Exclusivity. During the term of this Agreement, Joytoto Korea shall not sell, or appoint any other person, firm, partnership, limited partnership, limited liability company, corporation, trust or other business entity to act as a distributor, sales representative or sales agent for the sale of Products to any customers in the Territory without the prior written consent of Joytoto Technologies, which consent may be granted or withheld by Joytoto Technologies at its sole discretion.

8.2 Product Warranties. Joytoto Korea makes no warranties with respect to the Products sold by Joytoto Technologies.

8.3 Joytoto Korea's Property Rights Indemnity Obligations.

8.3.1 Joytoto Korea's Property Rights Indemnity Obligations. The parties acknowledge that while Joytoto Technologies shall not have ownership of Joytoto Korea's Property Rights and Intellectual Property, Joytoto Technologies intends to make substantial investments of time and capital in order to benefit from the exclusive license to use such rights, and therefore, Joytoto Korea shall indemnify, defend and hold Joytoto Technologies and its customers (collectively the "Indemnitees"), and each of them, harmless from, against and in respect of any and all losses, costs, expenses, obligations, liabilities, damages, recoveries and deficiencies (including reasonable attorneys' fees and court costs) that the Indemnitees, or any of them, shall incur or suffer, which directly arise, result from or relate to any claims, demands, actions or other proceedings brought against the Indemnitees, or any of them, based upon claims that the Products, or any of them, or the use of the Products, or any of them, infringe upon any patents or patent rights, trademarks or trademark rights, design or design rights, copyrights or applications therefor or any other industrial property rights of any kind whatsoever (collectively the "Property Rights") belonging to others within the Territory. Without limiting Joytoto Korea's indemnity obligations pursuant to this Section 8.3.1, Joytoto Technologies agrees that Joytoto

Korea shall have the right to defend or, at its option, to settle or otherwise resolve, and Joytoto Korea agrees, at its own expense, to defend or, at its option, to settle or otherwise resolve, any such claim; provided, however, that any settlement that provides for any relief other than a monetary payment must be agreed to by Joytoto Technologies. Joytoto Korea shall have the sole control of the defense of any such claim as well as negotiations in respect of the settlement or other resolution thereof; provided, however, that Joytoto Technologies shall be kept fully informed of any such claim and negotiations in respect of the settlement or other resolution thereof and shall, at its own expense, be entitled to participate in the defense of any such claim or negotiations in respect of the settlement or other resolution thereof. Joytoto Technologies agrees that Joytoto Korea, at Joytoto Korea's sole option, shall be relieved of the foregoing obligations unless Joytoto Technologies notifies Joytoto Korea promptly in writing of any such claim of which Joytoto Technologies has actual knowledge and, at Joytoto Korea's expense, reasonably cooperates with Joytoto Korea in giving information and assistance to defend and/or settle or otherwise resolve any such claim.

8.3.2 Infringement of Joytoto Korea's Property Rights by Others. If, in the good faith opinion of Joytoto Technologies, any others have infringed or are infringing any Property Rights of Joytoto Korea in the Products in any part of the Territory, Joytoto Technologies may, in its name or in the name of Joytoto Korea, commence and prosecute any such action or other proceeding as may be necessary to cause such infringement to be enjoined, all at Joytoto Technologies' expense, and Joytoto Technologies shall be entitled to retain any damages awarded or received in respect of such action or proceeding. In such circumstances, Joytoto Korea and Joytoto Technologies shall cooperate with each other in the prosecution of such action or proceeding and Joytoto Technologies shall have the right to settle, compromise or otherwise dispose of any such action or proceeding on any terms or conditions Joytoto Technologies deems appropriate in good faith.

8.4 Patent Licenses. During the term of this Agreement, Joytoto Korea shall be deemed to have granted Joytoto Technologies a royalty-free license in respect of all patents and patent rights applied for or held by Joytoto Korea in connection with the sale of Products within the Territory. All Products sold by Joytoto Korea to Joytoto Technologies hereunder shall be marked with Joytoto Korea's patent application and/or issued patent numbers applicable to such Products, if any.

8.5 Joytoto Korea's Product Liability Indemnity and Insurance. Joytoto Korea shall further indemnify, defend and hold the Indemnitees, and each of them, harmless from, against and in respect of any and all losses, costs, expenses, obligations, liabilities, damages, recoveries and deficiencies (including reasonable attorneys' fees and court costs) that the Indemnitees, or any of them, shall incur or suffer, which directly arise, result from or relate to any claim, demand, action or other proceeding brought against the Indemnitees, or any of them, based upon a claim of property damage and/or personal injury directly relating to the defective design and/or defective manufacture of the Products.

8.6 Other Information. Joytoto Korea shall promptly provide Joytoto Technologies with such other non-proprietary or confidential information as is reasonably requested by Joytoto Technologies in order to enable it to properly promote the sale of Products to customers located in the Territory.

8.7 Sale or License of Rights to Products. In the event that Joytoto Korea decides to sell its ownership rights in and to the Products to a third party, Joytoto Korea agrees that Joytoto Technologies shall be entitled to match any bona fide offer which is made by a third party to, and otherwise deemed acceptable by, Joytoto Korea before it sells its ownership rights in and to the Products. In this regard, Joytoto Korea agrees to provide Joytoto Technologies with written notice of its decision to sell its ownership rights in and to the Products to a third party and the material terms and conditions of any bona fide offer made by a third party to Joytoto Korea for such rights, which offer is acceptable to Joytoto Korea, and Joytoto Technologies shall have the right to match such offer by giving Joytoto Korea written notice of its election to do so within 15 days after Joytoto Korea's delivery of written notice to Joytoto Technologies setting forth all material terms and conditions of such bona fide offer.

9. Joytoto Technologies's Other Undertakings.

9.1 Manner of Sale of Products. Joytoto Technologies agrees to conduct any and all sales activities in connection with the Products in a lawful manner, consistent with the highest standards of fair trade, fair competition and business ethics.

9.2 Marketing Efforts. Joytoto Technologies agrees to use its best efforts to diligently and faithfully develop demand for and sell the Products in the Territory and to solicit purchases thereof so as to maintain a substantial volume of sales of the Products in the Territory.

9.3 Sales Literature. Joytoto Technologies shall prepare and produce advertising literature, price lists and other such printed material (the "Sales Literature") illustrating and describing the Products in a manner and in such quantities as Joytoto Technologies deems reasonably necessary to promote the sale of the Products.

10. No Disclosure of Confidential Information. Neither Joytoto Korea nor Joytoto Technologies shall use nor disclose to any third party or parties any confidential information concerning the business, affairs or the Products which Joytoto Korea or Joytoto Technologies may acquire from the other party during the term of this Agreement. In addition, each of Joytoto Korea and Joytoto Technologies shall take any and all reasonable precautions to prevent any such disclosure by any and all of such party's officers, directors, employees, representatives or other agents. Each of Joytoto Korea and Joytoto Technologies further acknowledges and understands that any right, title and interest in and to the aforesaid confidential information is vested in the disclosing party and that such confidential information is the sole property of the disclosing party. For purposes of this Agreement, it is understood by both Joytoto Korea and Joytoto Technologies that the term "confidential information" shall include, but shall be not limited to, trade secrets and other such unpatentable information.

11. General Provisions.

11.1 Independent Contractor Relationship. Joytoto Korea and Joytoto Technologies agree that, with respect to all matters relating to this Agreement, Joytoto Technologies shall be deemed to be an independent contractor and shall bear all of its own expenses in connection with this Agreement. Joytoto Technologies is in no way the agent of Joytoto Korea and shall have no authority to assume or create any obligation, whether expressed or implied, on behalf of Joytoto

Korea or shall it issue, or cause to be issued, any quotations or draft any letters or documents over the name of Joytoto Korea, but rather shall use its own name for such purposes.

11.2 Force Majeure. Joytoto Technologies understands and acknowledges that Joytoto Korea shall not be liable for any losses, damages, judgments, detentions, delays or failures to deliver Products ordered from Joytoto Korea or any third party resulting from causes beyond Joytoto Korea's reasonable control including, but not limited to, terrorist acts, fires, strikes, insurrections or riots, embargoes, shortages, delays in transportation, inabilities to obtain supplies of raw materials or the requirements or regulations of any governmental authority within the Territory.

11.3 Entire Agreement; Amendment. This Agreement contains the entire understanding between the parties with respect to the subject matter hereof and supersedes all prior and contemporaneous written or oral negotiations and agreements between them regarding the subject matter hereof. This Agreement may be amended only in a writing signed by each of the parties.

11.4 Notices. All notices or other written communications required or permitted to be given by the Agreement shall be deemed given as of the date it has been personally delivered or sent by means of confirmed telecopier transmission or two (2) days after it has been sent (the date of posting shall be considered as the first day and any Sundays, legal holidays or other days upon which the United States mail generally is not delivered shall not be counted in determining this period) by United States registered or certified mail, postage prepaid, properly addressed to the party to receive the notice at the following address or at any other address given to the other party in the manner provided by this Section 11.4:

If to Joytoto Technologies:	Joytoto Technologies, Inc. 3000 Scott Blvd, Suite #206 Santa Clara, CA 95054
If to Joytoto Korea:	Joytoto Co., Ltd 3FL, Sungwoo Bldg., 717-3 Sooseo-dong Kangnam-gu Seoul, Korea Attn.:
With a Copy to:	The McCallum Law Firm, PC. 695 Briggs Street Erie, CO 80516 Attn: Jennifer M. McCallum, Ph.D., Esq.

If notice shall be sent by telecopier, a confirmed copy of such telecopier transmission shall be sent by first class mail to said addressee. Nothing contained herein shall justify or excuse failure to give oral notice for the purpose of informing the parties hereto when prompt notification is required; provided, however, it shall be understood that such oral notice shall in no way satisfy the requirement of written notice.

11.5 Severability. If any provision of this Agreement is determined to be invalid or unenforceable, such provision shall be deemed to be severable from the remainder of this Agreement and shall not cause the invalidity or unenforceability of the remainder of this Agreement.

11.6 No Assignment. Joytoto Korea and Joytoto Technologies acknowledge and agree that this Agreement constitutes a personal contract between them and that neither Joytoto Korea nor Joytoto Technologies may transfer or assign this Agreement or any part thereof without the other party's prior written consent; provided, however, that a sale of all or a majority of either party's capital stock shall not constitute an assignment. Subject to the foregoing, this Agreement shall be binding upon and shall inure to the benefit of Joytoto Korea and Joytoto Technologies and their respective successors and permitted assigns, and shall be binding upon and inure to the benefit of Joytoto Korea and Joytoto Technologies and their respective successors and permitted assigns.

11.7 Arbitration. The parties hereby agree to arbitrate any dispute or controversy that should arise between them with respect to the meaning, effect, performance, enforcement or other issue in connection with, arising out of or relating to this Agreement in Korea in accordance with the Commercial Arbitration Rules of the Korean Commercial Arbitration Board and under the laws of Republic of Korea. The arbitrator shall apply Korean substantive law and Korean evidentiary law to the arbitration proceeding. The arbitrator shall have the power to grant all legal and equitable remedies and award compensatory damages provided by Korean law and this Agreement, excluding only the power to award punitive damages. The arbitrator shall prepare in writing and provide to the parties an award indicating factual findings and the reasons on which the decision is based. The decision shall be final and binding on the parties and a judgment thereon may be entered in any court having proper jurisdiction.

11.8 Attorneys' Fees. If any arbitration proceeding is brought for the enforcement of this Agreement, or because of an alleged dispute, breach, default or misrepresentation in connection with any provision of this Agreement, the successful or prevailing party (including a prevailing party in defense of such arbitration proceeding) shall be entitled to recover its reasonable attorneys' fees and costs, expert witness fees and costs and arbitration costs incurred in such arbitration proceeding, in addition to any other relief to which it may be entitled.

11.9 No Implied Waivers. The failure of either party at any time to require performance by the other party of any provision hereof shall not affect in any way the right to require such performance at any later time nor shall the waiver by either party of a breach of any provision hereof be taken or held to be a waiver of such provision.

11.10 Governing Law. The parties agree that this Agreement has been entered into in California and all questions with respect to the construction of this Agreement and the rights and liabilities of the parties shall be governed by the laws of the Republic of Korea.

11.11 Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

11.12 Section References. Any reference in the Agreement to a section or subsection shall be deemed to include a reference to any subsidiary sections whenever the context requires.

11.13 Captions. The captions of the sections and subsections of this Agreement are included for reference purposes only and are not intended to be a part of the Agreement or in any way to define, limit or describe the scope or intent of the particular provision to which they refer.

11.14 Further Assurances. Both Joytoto Korea and Joytoto Technologies agree to perform any further acts and to execute and deliver any other documents that may be reasonably necessary to carry out the intent of the provisions of this Agreement.

IN WITNESS WHEREOF, the parties hereto shall be deemed to have executed and delivered this Agreement as of the date first above mentioned.

"Joytoto Korea"	"Joytoto Technologies"
JOYTOTO CO., LTD.	JOYTOTO TECHNOLOGIES, INC.
By: [signature]	By: [signature]
Name: Cho, Seong Yong	Name: Cho, Seong Sam
Title: Chief Operating Officer	Title: Vice President